EXHIBIT 5.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA,
EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL 804 — 788 — 8200
FAX 804 — 788 — 4190

May 1, 2013	FILE NO: 54521.0000117

Board of Directors

Arlington Asset Investment Corp.

1001 Nineteenth Street North

Arlington, Virginia 22209

Issuance of $25,000,000 aggregate principal amount of 6.625% Senior Notes due 2023

Gentlemen:

We have served as special counsel to Arlington Asset Investment Corp., a Virginia corporation (the “Company”), in connection with the issuance and sale by the Company, in an underwritten public offering, of an aggregate principal amount of $25,000,000 of the Company’s 6.625% Senior Notes due 2023 (the “Notes”), pursuant to an underwriting agreement, dated April 23, 2013 (the “Underwriting Agreement”), by and among the Company and the several underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), for whom MLV & Co. LLC and JMP Securities LLC are acting as representatives. The Notes are to be issued pursuant to the provisions of an indenture dated as of May 1, 2013 (the “Base Indenture”) between the Company and Wells Fargo Bank, National Association (the “Trustee”), as supplemented by a First Supplemental Indenture dated as of May 1, 2013 (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”) between the Company and the Trustee. The Notes have been registered on a Registration Statement on Form S-3 (File No. 333-171537), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on January 4, 2011, and declared effective by the Commission on January 20, 2011 (the “Registration Statement”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	the Amended and Restated Articles of Incorporation of the Company, as amended, as certified by the Commonwealth of Virginia State Corporation Commission (the “SCC”) on February 20, 2013 and by the Secretary of the Company on the date hereof;

ATLANTA  AUSTIN  BANGKOK  BEIJING  BRUSSELS  CHARLOTTE  DALLAS   HOUSTON  LONDON  LOS ANGELES

McLEAN  MIAMI  NEW YORK  NORFOLK  RALEIGH  RICHMOND  SAN FRANCISCO  TOKYO  WASHINGTON

www.hunton.com

Board of Directors

Arlington Asset Investment Corp.

May 1, 2013

2.	the Amended and Restated Bylaws of the Company, as amended through the date hereof, as certified by the Secretary of the Company on the date hereof;

3.	resolutions of the Board of Directors of the Company adopted at meetings held on December 16, 2010 and April 16, 2013, with respect to, among other things, the issuance, sale and due authorization of the Notes and the formation of a pricing committee of the Board of Directors of the Company (the “Pricing Committee”) in connection therewith (the “Board Resolutions”), and resolutions of the Pricing Committee, adopted at a meeting held on April 23, 2013, with respect to the pricing of the issuance of the Notes (the “Pricing Committee Resolutions,” and together with the Board Resolutions, the “Resolutions”), each as certified by the Secretary of the Company as of the date hereof;

4.	a certificate, issued by the SCC on April 23, 2013, as to the Company’s existence and good standing in the Commonwealth of Virginia (the “Good Standing Document”);

5.	an executed copy of the certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters (the “Secretary’s Certificate”);

6.	the Registration Statement;

7.	the preliminary prospectus supplement, dated April 23, 2013, in the form filed with the Commission on April 23, 2013, pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated January 20, 2011 (collectively, the “Preliminary Prospectus”) and the Pricing Term Sheet filed with the Commission as a free writing prospectus on April 23, 2013;

8.	the final prospectus supplement, dated April 24, 2013, as filed with the Commission on April 24, 2013 pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated January 20, 2011 (collectively, the “Prospectus”);

9.	an executed copy of the Underwriting Agreement;

10.	an executed copy of the Indenture; and

11.	the form of global Note.

Board of Directors

Arlington Asset Investment Corp.

May 1, 2013

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon all parties.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1. The Company is a corporation duly incorporated and existing under the laws of the Commonwealth of Virginia and is in good standing in the Commonwealth of Virginia. The Company has the corporate power and authority to issue the Notes.

2. The Notes have been duly authorized by the Company, and when executed and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters as provided in the Underwriting Agreement, the Notes will constitute valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the rights of creditors generally or general principles of equity, whether considered at law or in equity

The opinion with respect to the incorporation, existence and good standing of the Company in the Commonwealth of Virginia is based solely on the Good Standing Document.

The foregoing opinions are limited to the laws of the State of New York and the Commonwealth of Virginia, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of New York or the Commonwealth of Virginia or any federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the laws of the State of New York or the Commonwealth of Virginia, we do not express any opinion on such matter.

Board of Directors

Arlington Asset Investment Corp.

May 1, 2013

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP